Exhibit 4.90

Loan Agreement

Zhejiang Mengxiang Consulting Services Co., Ltd.

And

Beijing Pengxiang Tianxia Education Technology Co., Ltd.

And

Langfang City Rail Transit Technical School

March 28, 2023

This Loan Agreement (hereinafter referred to this “Agreement”) was entered into by the following Parties on March 28, 2023:

Party A：Zhejiang Mengxiang Consulting Services Co., Ltd., a wholly foreign-owned enterprise legally incorporated and existing under the laws of PRC; Unified Social Credit Code: 91331100MA2E0B7832; Address: Room 102, 1F, No.227 Dayang North Road, Baiyun Street, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as “WFOE” or “Party A”).

Party B: Beijing Pengxiang Tianxia Education Technology Co., Ltd., a limited liability company legally incorporated and existing under the laws of China; Unified Social Credit Code: 91110108MA7DX8TY6N; Address: No.42108, Podium, 4F, No.69 Zizhuyuan Road, Haidian District, Beijing (hereinafter referred to as the “Beijing P.X.” or “Party B”).

Party C: Langfang City Rail Transit Technical School, a private non-enterprise entity legally incorporated and existing under the laws of China; Unified Social Credit Code: 52131000336152016W; Address: No.63, Shoumin West Road, Anchi District, Langfang City, Hebei Province (hereinafter referred to as the “School” or “Party C”or “Domestic Affiliates”).

(Each of the above parties is referred to as a “Party” and all parties are collectively referred to as the “Parties”.)

Whereas,

1. Party A, Party B, Party C and the other related Party have executed the Business Cooperation Agreement, the Exclusive Call Option Agreement, the Exclusive Technical Service and Business Consulting Agreement, the Equity Pledge Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Powers of Attorney for School’s Sponsor, the Power of Attorney for School Council Members as of the date hereof(hereinafter referred to as the “Contractual Agreements”).

2. Party A agrees to provide Party B with an interest-free loan (the “Loan”) from time to time in accordance with the terms and conditions of this Agreement, and Party B agrees to receive such interest-free Loan from Party A in accordance with the terms and conditions of this Agreement.

The Parties have entered into this Agreement through friendly negotiations in order to clarify the rights and obligations of both Parties and shall be bound hereby.

Article I. Definition and Interpretation

“Listing Company” means Lixiang Education Holding Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Beijing P.X.” means Beijing Pengxiang Tianxia Education Technology Co., Ltd. , a limited liability company incorporated under the PRC laws on December 23, 2021, which actually holds 100% sponsor’s equity interest in the Domestic Affiliates from January 1, 2022.

“Beijing P.X.’s Shareholders” means Zhejiang Lishui Mengxiang Education Development Co., Ltd., Ms. Ye Fen and Ms. Ye Hong.

“Contractual Agreements” means the following agreements signed by two or all parties among Beijing P.X., Beijing P.X.’s shareholders, Domestic Affiliates, and WFOE, including: the Business Cooperation Agreement, the Exclusive Technical Service and Business Consulting Agreement, the Loan Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Powers of Attorney for School’s Sponsor, the Power of Attorney for School Council Members, the Equity Pledge Agreement, the Exclusive Call Option Agreement, including the amendments to the above agreements, and other agreements, contracts or instruments signed or issued from time to time by one or more Parties of to ensure the fulfillment of the above agreements and signed or recognized by WFOE in writing.

“License” means all permissions, licenses, registrations, approvals and authorizations required for the operation of Domestic Affiliates.

“Business” means all services and business provided or operated by Domestic Affiliates from time to time in accordance with the Licenses they are issued, including but not limited to private education business.

“Assets” means all tangible and intangible assets directly or indirectly owned by Domestic Affiliates, including but not limited to all fixed assets, current assets, capital interests of foreign investment, intellectual property rights, and all available benefits under all contracts and other benefits that should be obtained by Domestic Affiliates.

“China / PRC” means the People’s Republic of China (for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

“Effective Date of this Agreement” means this Agreement shall become effective on January 1, 2022 upon execution by the Parties.

Article II. Release of the Loan

1. At any time after the effectiveness of the Series of Agreements and to the extent permitted by the PRC laws and regulations and industrial policies, Party A is entitled to provide Party B with the Loan at such time and in such amount as it deems appropriate at any time in accordance with the terms and conditions hereof. Party B agrees to accept the Loan provided by Party A in accordance with the terms and conditions hereof and issue a receipt to Party A in the form attached hereto as Appendix 1 from the date on which it receives such loan.

2. The funds used by Party A to provide Loans to Party B shall be the Renminbi funds obtained by Party A through business operations or other legal methods that can be used to provide Loans to Party B according to law.

Article III. Purpose of the Loan

1. Party B hereby guarantees and promises that Once Party A provides Loans to Party B, Party B shall use all of the Loans for Party C ’s business operations and development, including but not limited to Party B may borrow funds to inject start-up capital into Party C (the above-mentioned matters are referred to as “Capital Increase”, The new start-up capital is referred to as “Additional Capital Injection” ). After the capital increase, Party C’s start-up capital will increase accordingly according to the Loan amount.

2.Party B and Party C hereby guarantee and promise that once Party B injects start-up capital into Party C with borrowings, Party B shall directly and/or through Party B ’s subsidiary within one (1) month after receiving each Party A ’s Loan to pay Party C’s Additional Capital Injection in full; and Party B and Party C shall complete all relevant procedures for the capital increase within three (3) months after Party C receives the Additional Capital Injection (including but not limited to changing the school articles of association, handling capital verification reports, renew the school license, the registration certificate for private non-enterprise entity, etc.). After the capital increase, Party B and / or Party B’s subsidiaries shall not withdraw any capital contributions within the duration of Party C.

3. Party B further agrees that Party A shall have the right to pay Party B the Loan provided by Party A in accordance with this agreement to Party C directly as Party B and/or its subsidiary ’s capital increase to Party C, as long as China ’s approval practices permit in order to reduce the payment link and improve the efficiency of capital arrangement. Party B and/or Party B’s subsidiaries and Party C shall complete all relevant procedures for the capital increase within three (3) months after Party C receives the new capital injection (including but not limited to changing the school articles of association, handling capital verification reports, and updating school license Certificate, the registration certificate for private non-enterprise entity, etc.).

Article IV. Term of the Loan

1. There is no fixed term for each Loan under this Agreement. Except as otherwise stipulated in this Agreement, Party A shall unilaterally decide when to recover the Loan.

2. In the event of any of the following circumstances, Party A is entitled to determine the Loan under this Agreement to expire immediately by giving a written notice, and requires Party B to repay the Loan immediately:

(1) Party B files the application for bankruptcy liquidation, reorganization or settlement, or is filed for bankruptcy liquidation or reorganization;

(2) Party B submits or is submitted the application for dissolution and liquidation;

(3) Party B obviously lacks solvency or incurs other large amounts of debts, which may affect Party B’s repayment of the loan debt hereunder;

(4) Party A and/or the Purchaser designated by Party A have fully exercised all of their rights to purchase all the direct and indirect interests of Beijing P.X.’s Shareholders in the Beijing P.X. and Domestic Affiliates pursuant to the Exclusive Call Option Agreement under the Contractual Agreements; Or,

(5) Any guarantees of Party B, Party C and / or related signatories under this Agreement or the series of Contractual Agreements are proved to be untrue or proved to be inaccurate in any material respect; or Party B, Party C and/ or related signatories breach its guarantees or obligations under this Agreement or the Contractual Agreements.

Article V. Interest of the Loan

1. All parties confirm that Party A shall not calculate any interest on the Loan.

Article VI. Continuous Compliance with the Contractual Agreements

1. The Parties agree that (1) after the Capital Increase, all the rights and related interests of school’s sponsor resulting from Party C’s Additional Capital Injection shall be deemed as an integral part of the rights of school’s sponsor held by Beijing P.X. from time to time under the Exclusive Call Option Agreement and the rights of school’s sponsor delegated to Party A under the Powers of Attorney for School’s Sponsors and Council Members; (2) All rights, interests, benefits and assets arising from Party C’s Additional Capital Injection (including, without limitation, the rights and interests of school’s sponsor, and Party C’s assets resulting therefrom) shall be deemed as the subject of the Series of Cooperative Agreements, and the Parties shall cause and ensure that they shall comply with all provisions of the Series of Cooperative Agreements with respect to such rights, interests, benefits and assets.

2. In order to achieve the purpose stipulated in Article VI.1 of this Agreement, if Party A requests, Party B, its subsidiaries, and Party C shall immediately sign relevant legal documents and / or perform relevant legal procedures.

Article VII. Representations and Warranties

1. Party A represents and warrants to Party B as follows:

a) Party A is a legally established and validly existing company that has the ability to bear civil liability externally;

b) Party A has the right to sign and perform this Agreement. It has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement, and has obtained all government approvals, qualifications, licenses, etc. required to engage in relevant business in accordance with applicable PRC laws;

c) This Agreement shall be legally valid and binding on Party A at the effective date of this Agreement and may be enforced in accordance with the terms of this Agreement in accordance with the PRC laws;

d) Party A’s signing and performance of this Agreement does not violate any PRC laws and regulations, court decisions or arbitral awards, any administrative decision, approval, permission, or any other agreement under which it is a party or that is binding on it, and will not result in the suspension, revocation, confiscation or expiration (with failure to renew) of any approval, license or qualification of the government department applicable to it; and

e) There is no litigation, arbitration or other judicial or administrative procedures that will affect Party A’s performance of its obligations under this Agreement, and which have not yet been settled, and which, to the best of Party A’s knowledge, are threatened to be commenced by any person.

2. Party B represents and warrants to Party A as follows:

a) Party B is a legally established and validly existing limited liability company with the ability to bear civil liability externally;

b) Party B has the right to sign and perform this Agreement. It has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement, and has obtained all government approvals, qualifications, permits, etc. required to engage in relevant business in accordance with applicable PRC laws;

c) This Agreement shall be legally valid and binding on Party B as of the effective date of this Agreement, and may be enforced in accordance with the provisions of this Agreement in accordance with the PRC laws;

d) Party B’s signing and performance of this Agreement does not violate any PRC laws and regulations, court decisions or arbitral awards, any administrative decision, approval, permission or any other agreement under which it is a party or that is binding on it, and will not result in the suspension, revocation, confiscation or expiration (with failure to renew) of any approval, license or qualification of the government department applicable to it;

e) There is no litigation, arbitration or other judicial or administrative procedures that will affect Party B’s performance of its obligations under this Agreement, and which have not yet been settled, and which, to the best of Party B’s knowledge, are threatened to be commenced by any person;

f) Party B shall strictly abide by the provisions of this Agreement and the s Contractual Agreements entered into by the Parties jointly or severally, perform the obligations under the series of agreements carefully and refrain from any action/omission that may affect the effectiveness and enforceability of such agreements.

3. Party C represents and warrants to Party A as follows:

a) Party C is a legally established and validly existing private non-enterprise entity with the ability to bear civil liability externally;

b) Party C has the right to sign and perform this Agreement. It has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement, and has obtained all government approvals, qualifications, permits, etc. required to engage in relevant business in accordance with applicable PRClaws;

c) This Agreement shall be legally valid and binding on Party C as of the effective date of this Agreement, and may be enforced in accordance with the provisions of this Agreement in accordance with the PRC laws;

d) Party C’s signing and performance of this Agreement does not violate any PRC laws and regulations, court decisions or arbitral awards, any administrative decision, approval, permission or any other agreement under which it is a party or that is binding on it, and will not result in the suspension, revocation, confiscation or expiration (with failure to renew) of any approval, license or qualification of the government department applicable to it;

e) There is no litigation, arbitration or other judicial or administrative procedures that will affect Party C’s performance of its obligations under this Agreement, and which have not yet been settled, and which, to the best of its knowledge, are threatened to be commenced by any person;

f) Party C shall strictly abide by the provisions of this Agreement and the s Contractual Agreements entered into by the Parties jointly or severally, perform the obligations under the series of agreements carefully and refrain from any action/omission that may affect the effectiveness and enforceability of such agreements.

Article IIX. Term

1. This Agreement shall become effective on January 1, 2022 upon execution by the Parties.

2. This Agreement will remain in effect during the term of the Schools and any periods that are renewable pursuant to the PRC laws. It shall automatically terminate when WFOE and/or other entities designated by the Listing Company have fully exercised their options to purchase all the (direct and/or indirect) equities held by Beijing P.X.’s Shareholders in Beijing P.X. and Domestic Affiliates in accordance with the Exclusive Call Option Agreement. Party A may terminate this Agreement unilaterally after notice in thirty (30) days advance. Unless otherwise required by law, in any case, Party B or Party C has no right to terminate or discharge this Agreement unilaterally.

3. For the avoidance of doubt, according to the Exclusive Call Option Agreement, if the PRC laws and regulations permit WFOE and/or other foreign or overseas entities designated by the Listing Company to directly hold part or all of the shares and/or the sponsor equity of Beijing P.X. and Domestic Affiliates, and conduct restricted/prohibited business such as private education business through Domestic Affiliates, WFOE shall issue a notice of equity purchase within the fastest possible time, and the equity purchaser shall purchase the amount of (direct and/or indirect) equity from the Beijing P.X.’s Shareholders not lower than the maximum amount of equity permitted to be held by WFOE and/or other foreign or overseas entities designated by the Listing Company in Beijing P.X. and Domestic Affiliates under the laws of PRC at that time. This Agreement shall automatically terminate when the equity purchasers have fully exercised their options to purchase all the (direct and/or indirect) equities held by Beijing P.X.’s Shareholders in Beijing P.X. and Domestic Affiliates in accordance with the Exclusive Call Option Agreement.

Article IX. Confidentiality

1. The Parties hereby acknowledge and determine that any oral or written information exchanged between them in relation to this Agreement is confidential. All Parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of the other Party, except in the following cases:

 a) The public is aware of or will be aware of such information (not disclosed to the public by the recipients without permission);

 b) Information required to be disclosed in accordance with the applicable laws and regulations, the rules and regulations of stock exchange;

c) Information required to be disclosed by any party to its legal or financial adviser for the transactions described in this Agreement, and the legal or financial adviser is also subject to confidentiality obligations similar to these terms.

3. The leak of confidential information by the staff or the institution it employs shall be deemed to be the leak of confidential information of such Party, and such Party shall be liable for breach in accordance with this Agreement.

4. The Parties agree that Article IX of this Agreement will continue to be effective irrespective of whether this Agreement is invalid, altered, terminated, discharged or not operational.

Article XV. Force Majeure

1. If the responsibilities of both parties under this Agreement are not fulfilled due to the event of force majeure, the liability under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or criminal organizations acts, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply with this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement. If the force majeure event is resolved, the Parties agree to continue to perform as much as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties concerned shall promptly notify the other Party in writing and provide all relevant information.

Article X. Changed Circumstances

1. As supplement and without contravention of other terms of the Contractual Agreements, if at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to the amendment of the interpretation or application of such laws, regulations or rules, or due to changes in the registration process, that Party A believes that the maintenance of this Agreement in force or the acceptance of the right granted in the manner stipulated in this Agreement become illegal or violate such laws, rules and regulations, Party B and Party C shall immediately, in accordance with the Party A’s written instructions and the reasonable requirements of the Pledgee, take the action and/or sign any agreement or other document, in order to:

a) keep this Agreement valid;

b) maintain and realize the security established or intend to be established by this Agreement.

Article XI. Miscellaneous

1. To the extent permitted by the PRC Laws, Party A is entitled to designate another Person (in the case of a foreign-invested enterprise established by the Listing Company in the PRC) acknowledged by the Listing Company to execute and perform an agreement with the other Parties hereto whose terms and conditions shall be the same as or similar to the terms and conditions of the Series of Contractual Agreements, and the other Parties hereto shall provide unconditional cooperation and support; This Agreement shall automatically terminate from the effective date of such agreement.

2. Party B and Party C agree that Party A can transfer its rights and obligations under this Agreement to its designated party after Party A’s written notice Party B and Party C; but without the prior written consent of Party A, Party B or Party C may not transfer its rights, obligations or liabilities under this Agreement to any third party. The successor or permitted assignee of Party B and Party C (if any) shall continue to perform all the obligations of Party B and Party C under this Agreement.

3. The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes shall be in accordance with PRC laws.

4. Any dispute or claim arising out of or in connection with this Agreement or the performance, interpretation, breach, termination or validity of this Agreement shall be settled through friendly negotiation. The negotiation shall begin after the written negotiation request for a specific statement of the dispute or claim has been sent to the other Party.

5. If the dispute cannot be resolved within thirty (30) days of the delivery of the above notice, either party shall have the right to submit the dispute to arbitration for settlement. The parties agree to submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for an arbitral award in accordance with the arbitration rules in force at that time. The arbitral award is final and is legally binding on all parties. The arbitration commission is entitled to award or compensate WFOE for the losses caused by the other parties’ breach of this Agreement, or to issue corresponding injunctions (for the need of conducting business or compulsory transfer of assets), or adjudication of the dissolution and liquidation of the Schools. After the arbitration award takes effect, either Party has the right to apply to the court with jurisdiction to enforce such an arbitration award.

6. Upon the request of a party to the dispute, a court of competent jurisdiction shall have the power to grant interim relief to support the conduct of the arbitration before the lawful constitution of the arbitral tribunal or in appropriate circumstances, such as through the detention or freezing of judgments or rulings on the equity interest /sponsor’s equity interest, property interest or other assets held by the breaching party. In addition to the courts of China, the courts of Cayman Islands, the court where the main assets of the Listing Company are located, and the court where the main assets of Schools are located shall also be deemed to have jurisdiction for the above purposes.

7. During the arbitration period, in addition to the disputes submitted to the arbitration, the Parties to this Agreement shall continue to perform their other obligations under this Agreement.

8. Any rights, powers and remedies given to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies that the Party may have in accordance with the law and other terms of this Agreement. The exercise of one party of its rights, powers and remedies shall not exclude the exercise of other rights, powers and remedies available to such Party.

9. A Party’s failure to exercise or delay of the exercise of any of its rights, powers and remedies under this Agreement or the laws will not result in the waiver of the Rights of Such Party, and any single or partial waiver of the Rights of Such Party does not exclude the Party’s exercise of the Rights of Such Party in other ways and the exercise of other Rights of Such Party.

10. The headings of each article of this agreement are for index purposes only and in no event shall such headings be used or affect the interpretation of the provisions of this Agreement.

11. Each of the terms of this Agreement may be divided and independent of each other term. If at any time any one or more of the terms of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement shall not affected.

12. Revision of the Agreement

a) Through negotiations among the Parties and approved by the shareholder (or shareholders’ meeting) of WFOE, the Parties may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legally valid; and/or

b) If National Association of Securities Dealers Automated Quotation (hereinafter referred to as “NASDAQ”), American Stock Exchange or other regulatory authorities make any amendments to this Agreement, or listing rules or relevant requirements of NASDAQ produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

13. This Agreement is drafted in Chinese language in three counterparts, each of which shall be held each Party to this Agreement and has the same legal effect. If there is any inconsistency or conflict between the English translated version and the Chinese version, the Chinese version shall prevail.

(Signature Page Follows)

(This page is the signature page of this Loan Agreement, and is left blank intentionally.)

Party A: Zhejiang Mengxiang Consulting Services Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Party B: Beijing Pengxiang Tianxia Education Technology Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Party C: Langfang City Rail Transit Technical School(seal)
Signature of legal representative/authorized representative:

/s/